Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement on Form S-4 of Caesars Entertainment Corporation of our report dated February 14, 2017, relating to the financial statements of Caesars Acquisition Company (“CAC”) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) CAC being a defendant in litigation relating to certain transactions with related parties and (2) CAC and Caesars Entertainment Corporation entering into an Agreement and Plan of Merger, pursuant to which, among other things, CAC plans to merge with and into Caesars Entertainment Corporation), appearing in the Annual Report on Form 10-K of Caesars Acquisition Company for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada

June 19, 2017